WALGREEN CO. EXECUTIVE

DEFERRED PROFIT-SHARING PLAN

Walgreen Co. (the "Company") maintains a non-qualified unfunded deferred compensation and profit-sharing program for certain of its employees as described herein, which program was originally effective as of January 1, 1990. The following shall constitute the terms and conditions of the Walgreen Co. Executive Deferred Profit-Sharing Plan ("this Plan"), as restated effective December 31, 2001.

1. Administration. This Plan shall be administered by the Board of Directors of the Company and the Trustees of the Walgreen Profit-Sharing Retirement Plan ("the Profit-Sharing Plan"), who will have, to the extent appropriate, the same powers, rights, duties and obligations with respect to this Plan as they do with respect to the Profit-Sharing Plan.

2. Eligibility. Only those employees who are restricted from making full regular contributions to the Profit-Sharing Plan by operation of the percentage or dollar amount limitations of Sections 3.7, 4.1(b) or 4.6(a)(ii) of the Profit-Sharing Plan, and who execute an irrevocable election under this Plan, shall be eligible to participate in this Plan. This Plan is intended to cover a select group of highly compensated employees. To the extent that the Trustees determine, based upon Department of Labor regulations or rulings, that certain participants are not select group employees, then the Trustees shall commence payment of the benefits under this Plan to those participants over a period of up to five years (as selected by the Company), and such employees shall cease to be participants.

3. Participant Deferred Profit-Sharing Contribution. Each participant shall make an irrevocable election in writing to defer under this Plan any amount he or she is unable to contribute to the Profit-Sharing Plan by operation of its Sections 3.7, 4.1(b) or 4.6(a)(ii).

4. Deferred Profit-Sharing Account. The Company shall establish and maintain a bookkeeping account in the name of each participant, which shall be known as his or her "Deferred Profit-Sharing Account" and which shall be credited with the amount of compensation deferred under this Plan. A participant's bookkeeping account hereunder shall at all times be reflected on the Company's books as a general unsecured and unfunded obligation of the Company, and this Plan shall not give any person any right or security interest in any asset of the Company nor shall it imply any trust or segregation of assets by the Company.

5. Credits to the Deferred Profit-Sharing Account.

(a) Deferral Amounts. Each participant's Deferred Profit-Sharing Account shall be credited by an amount equal to the amount which is unable to be allocated to his or her account under the Profit-Sharing Plan by operation of Sections 3.7, 4.1(b) or 4.6(a)(ii) of that Plan.

(b) Profit Sharing Allocation Amounts. Each participant's Deferred Profit-Sharing Account shall be credited by an amount equal to the amount allocated to his or her account under the Company profit-sharing allocation formula (including a share of certain deemed forfeitures) without regard to the limitations of Sections 3.7, 4.1(b) or 4.6(a)(ii).

6. Adjustments to the Deferred Profit-Sharing Account.

(a) General. The amounts credited to a participant's Deferred Profit-Sharing Account shall be adjusted to reflect the earnings, gains, losses and expenses that would have been debited or credited to the Account if such amount had been allocated to the participant's account under the Profit-Sharing Plan and invested in the same manner as such account would be invested thereunder. Such adjustment shall be determined by the Trustees of the Profit-Sharing Plan and their determination shall be final and conclusive.

(b) Timing of Adjustments and Credits. All credits and adjustments to a participant's Deferred Profit-Sharing Account shall be made as of the date such credit or adjustment would have been made under the Profit-Sharing Plan.

(c) Debits to Reflect Additional Contributions to the Profit Sharing Plan. As required by Paragraph 6(b), deferrals and profit sharing allocations described in 5 above may be credited under this Plan to replace participant contributions and matching contributions that could not initially be deposited on the participant's behalf to the Profit-Sharing Plan even though it may subsequently be determined that such contributions and matching amounts may be made on the participant's behalf under the Profit-Sharing Plan. In such event, the participant's account under this Plan shall be debited by the amount of such deposits at the time of such delayed Profit-Sharing deposits.

7. Payment of Account Balances. A participant who terminates employment by reason of retirement on or after attaining age 62, death, disability, or otherwise after becoming 100 percent vested in his or her accounts under the Profit-Sharing Plan shall be entitled to payment of the amounts credited to his or her Accounts under Paragraphs 5 and 6 at the time and in the manner provided in Paragraph 8 below. If a participant terminates employment prior to becoming 100 percent vested under the Profit-Sharing Plan, such participant shall be entitled to payment of the portion of the amounts credited under Paragraphs 5 and 6(a) of this Plan which is "vested" when measured with reference to the vesting schedule under the Profit-Sharing Plan, and the remainder shall be forfeited.

8. Time and Manner of Payment of Account Balances. The Trustees shall, in their sole discretion, select the manner in which participants' account balances shall be distributed, which may include the methods permitted under the Profit-Sharing Plan.

9. Effect on Other Benefit Plans. Except in the case of amounts subsequently debited in accordance with Paragraph 6(c), amounts credited or paid under this Plan, and the amount of any pay reduced pursuant to Paragraph 3, shall not be considered to be compensation for the purposes of any qualified plan maintained by the Company. The treatment of such amounts under other employee benefit plans or programs shall be determined pursuant to the provisions of such plans or programs.

10. Facility of Payment. If the participant or his or her beneficiary is entitled to payments under this Plan and in the opinion of the Trustees of the Profit-Sharing Plan such person becomes in any way incapacitated so as to be unable to manage his or her financial affairs, the Company may make payments to the participant's or beneficiary's legal representative, or to a relative or friend of the participant or beneficiary for such person's benefit, or the Trustees of the Profit-Sharing Plan may make payments for the benefit of the participant or beneficiary in any manner that it considers advisable. Any payments made in accordance with the preceding sentence shall be a full and complete discharge of any liability for such payment hereunder.

11. Non-Alienation. All rights and benefits under this Plan are personal to the participant and neither this Plan nor any right or interest of a participant or any person arising under this Plan is subject to voluntary or involuntary alienation, sale, transfer, or assignment without the Company's consent.

12. Withholding for Taxes. The Company may withhold from any payment made by it under this Plan such amount or amounts as may be required for purposes of complying with the tax withholding or other provisions of the Internal Revenue Code or the Social Security Act or any state's income tax act or for purposes of paying any estate, inheritance or other tax attributable to any amounts payable hereunder.

13. Employment Rights. This Plan is not a contract of employment, and participation in this Plan will not give any participant the right to be retained in the employ of the Company, nor any right or claim to any benefit under this Plan, unless the right or claim has specifically accrued under this Plan.

14. Trustee and Company Determinations Final. Each determination provided for in this Plan shall be made by the Trustees of the Profit-Sharing Plan or the Company under such procedures as may from time to time be prescribed by such Trustees or the Company, as the case may be, and shall be made in the absolute discretion of such Trustees of the Company, as the case may be. Any such determination shall be conclusive on all persons.

15. Amendment or Termination. The Company may in its sole discretion terminate or amend this Plan at any time. No such termination or amendment shall change the credits to or adjustments of a participant's bookkeeping account as set forth in Paragraphs 4-6 or alter his or her right to receive a distribution thereof in accordance with Paragraph 7; provided, however, that if the Company is liquidated, it shall have the exclusive right to determine the value of each participant's bookkeeping accounts, as of a date established by the Trustees and to pay any unpaid distributions in any manner which the Trustees determine to be just and equitable.

16. Successors. Unless otherwise agreed to, this Plan is binding on and will inure to the benefit of any successor to the Company, whether by way of merger, consolidation, purchase or otherwise.

17. Controlling Law. This Plan shall be construed in accordance with the laws of the State of Illinois.